Exhibit 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2008
COCONUT GROVE, FLORIDA, March 23, 2009 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our fourth quarter financial results were impacted by the national recession and industry-wide advertising slowdown, offset in part by the robust growth at MegaTV. Our TV operations exceeded our expectations during the quarter with 95% revenue growth over the prior year. We are continuing to build on MegaTV’s expanded distribution and ratings traction and we are successfully monetizing our growing audience shares. Our radio stations faced a very difficult operating environment during the quarter as advertisers decreased their budgets in the nation’s top markets. However, we continued to generate industry-leading audience shares across our portfolio. We also continued to seek avenues to reduce our operating expenses, while maintaining prudent levels of investment in our station brands, content and sales personnel. Looking ahead, the advertising market remains weak and visibility is limited, but we believe we are taking the right steps to position the company for growth over the long-term.”
Quarter Results
For the quarter ended December 31, 2008, consolidated net revenue totaled $40.9 million compared to $46.2 million for the same prior year period, resulting in a decrease of $5.3 million or 12%. This consolidated decrease was attributable to our radio segment which had a net revenue decrease of $8.2 million or 19%, offset by an increase in our television segment net revenue of $2.9 million or 95%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, excluding an increase in our Puerto Rico market. The decrease in national sales occurred in all of our markets. Our television segment continues to increase its advertising and content demand as our MegaTV content continues to increase its viewership. Our television segment net revenue growth was primarily due to the increases in local spot sales, subscriber revenue related to the DirecTV affiliation agreements, national sales, barter sales, and sponsorship sales.
Operating (loss) income totaled $(20.1) million compared to $5.8 million for the same prior year period. The decrease in operating (loss) income was mainly due to the decrease in consolidated net revenue and the impairment of FCC broadcasting licenses and restructuring costs of $22.7 million, offset by a decrease in corporate expenses. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs section for a detailed discussion.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $4.2 million compared to $7.1 million for the same prior year period, representing a decrease of $2.9 million or 41%. This decrease was primarily attributed to the decrease of $2.5 million in our radio segment and an increased loss of $1.9 million in our television segment, offset by a decrease of $1.5 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(31.6) million compared to $0.9 million for the same prior year period.

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Fiscal Year Results
For the fiscal year ended December 31, 2008, consolidated net revenue totaled $163.7 million compared to $179.7 million for the same prior year period, resulting in a decrease of $16.0 million or 9%. This consolidated decrease was attributable to our radio segment which had a net revenue decrease of $24.1 million or 14%, offset by an increase in our television segment net revenue of $8.1 million or 80%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, excluding an increase in our Puerto Rico market. The decrease in national sales occurred in all of our markets. Our television segment continues to increase its advertising and content demand as our MegaTV content continues to increase its viewership. Our television segment net revenue growth was primarily due to the increases in local spot sales, subscriber revenue related to the DirecTV affiliation agreements, national sales, barter sales, and sponsorship sales.
Operating (loss) income totaled $(408.2) million compared to $34.7 million for the same prior year period. The decrease in operating (loss) income was mainly due to the decrease in consolidated net revenue and the impairment of FCC broadcasting licenses and restructuring costs of $421.1 million, offset by a decrease in corporate expenses. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs section for a detailed discussion.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $19.2 million compared to $39.5 million for the same prior year period, representing a decrease of $20.3 million. This decrease was primarily attributed to the decrease of $18.6 million in our radio segment and an increased loss of $3.9 million in our television segment, offset by a decrease of $2.2 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(430.2) million compared to $17.6 million for the same prior year period.
Impairment of FCC Broadcasting Licenses
We generally perform our annual impairment test of our indefinite-lived intangibles during the fourth quarter of the fiscal year but, given the deteriorating economic conditions throughout the year and continued revenue declines in the broadcasting industry, we also performed an interim impairment test as of June 30, 2008 in connection with the close of our quarter-ended June 30, 2008.
As a result of the interim impairment test, we determined that there was an impairment of our FCC broadcasting licenses. We recorded a non-cash impairment loss of approximately $396.3 million that reduced the carrying values of our FCC broadcasting licenses for certain individual stations in our Los Angeles, San Francisco, Puerto Rico, Miami and New York markets. The tax impact of the impairment loss was an approximate $108.9 million tax benefit, which was related to the reduction of the book/tax basis differences on our FCC broadcasting licenses.
During the annual impairment test, we determined that there was an additional impairment of our FCC broadcasting licenses due to the decrease in the demand for advertising and the continued deterioration of the economy. We recorded a non-cash impairment loss of approximately $22.4 million that reduced the carrying values of our FCC broadcasting licenses for certain individual stations in all of our markets. The tax impact of the impairment loss was approximately $5.0 million tax benefit, which was related to the reduction of the book/tax basis differences on our FCC broadcasting licenses.
The impairment loss was due to changes in estimates and assumptions which were primarily (a) decreased advertising revenue growth projections in our respective markets, and (b) increased risk adjusted discount rates used in fair value determinations. Also, the current decline in cash flow multiples for recent station sales were considered in the estimates and assumptions used.

Spanish Broadcasting System, Inc.	Page 3
Restructuring Costs
As a result of the decrease in the demand for advertising and the continued deterioration of the economy, we began to implement a restructuring plan in the third quarter of fiscal year 2008 to reduce expenses throughout the Company and have incurred costs totaling $2.5 million in 2008 related to the termination of various programming contracts and personnel. In addition, we are reviewing other cost-cutting measures, as we continue to evaluate the scope and duration of the current economic slowdown and its continued impact on our operations.
Recent Developments
NASDAQ Delisting Letter and Temporary Postponement
On October 22, 2008, we received a notification letter (the “Letter”) from The Nasdaq Stock Market (“NASDAQ”), notifying us that NASDAQ has suspended, for a three-month period, effective October 16, 2008, the enforcement of the rule requiring a minimum bid price and market value of publicly held shares (the “Rule”). NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension period. The Letter stated that, given the current extraordinary market conditions, the suspension would remain in effect through Friday, January 16, 2009. Subsequently, NASDAQ extended the suspension through July 20, 2009.
We previously received a Staff Deficiency Letter from NASDAQ on August 20, 2008 indicating that the minimum bid price of our common stock had fallen below $1.00 for 30 consecutive trading days, and that it was therefore not in compliance with NASDAQ Marketplace Rule 4450(b). The Staff Deficiency Letter further provided that in accordance with the NASDAQ Marketplace Rules, we would be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement.
We had 124 calendar days remaining in our compliance period as of October 16, 2008, the effective date of NASDAQ’s suspension. Upon reinstatement of the rules on July 20, 2009, we will have the same number of days remaining, or until on or about November 23, 2009, to regain compliance. We may regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 closing bid price for a minimum of 10 consecutive trading days.
During this interim period, our common stock is expected to continue to trade on The NASDAQ Global Market. If compliance with Marketplace Rule 4450(b) cannot be demonstrated on or about November 23, 2009, our common stock will be subject to delisting from The NASDAQ Global Market.
We intend to use all reasonable efforts to maintain the listing of our common stock on the Nasdaq Global Market, but there can be no guarantee that we will regain compliance with the continued listing requirements, or will be able to demonstrate a plan to sustain compliance in order to avoid delisting from the Nasdaq Global Market.
First Quarter 2009 Outlook
Due to the limited visibility resulting from the current economic environment and the industry-wide advertising decline, we find it prudent to continue the suspension of our quarterly guidance at this time.
In addition, we have discontinued our quarterly earnings conference call and will file our annual report on Form 10-K with the Securities and Exchange Commission concurrent with this press release.

Spanish Broadcasting System, Inc.	Page 4
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 8 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida and Puerto Rico markets, with national distribution through DirecTV Mas and over-the-air affiliates. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media

Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.	Page 5
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter and fiscal year ended December 31, 2008 and 2007.

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
Amounts in thousands	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue	$40,851	46,172	$163,717	179,752
Station operating expenses	33,825	34,734	131,732	125,281
Corporate expenses	2,834	4,371	12,806	14,967
Depreciation and amortization	1,665	1,306	6,261	4,742
(Gain) loss on the disposal of assets, net	(3)	(1)	(13)	49
Impairment of FCC broadcasting licenses and restructuring costs	22,665	—	421,116	—

Operating (loss) income	(20,135)	5,762	(408,185)	34,713
Interest expense, net	(5,977)	(4,844)	(22,062)	(19,057)
Changes in fair value of derivative instrument	(7,398)	—	(3,813)	—
Other income, net	1,923	1	3,851	1,986

(Loss) income before income taxes	$(31,587)	919	$(430,209)	17,642
Income tax (benefit) expense	(3,279)	5,883	(101,486)	16,661

Net (loss) income	$(28,308)	(4,964)	$(328,723)	981
Dividends on Series B preferred stock	(2,471)	(2,417)	(9,722)	(9,668)

Net loss applicable to common stockholders	$(30,779)	(7,381)	$(338,445)	(8,687)

Net loss per common share:
Basic and Diluted	$(0.42)	$(0.10)	$(4.67)	(0.12)

Weighted average common shares outstanding:
Basic	72,448	72,381	72,419	72,381

Diluted	72,448	72,381	72,419	72,381

Spanish Broadcasting System, Inc.	Page 6
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter and fiscal year ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended Dec. 31,		%
(Amounts in millions)	2008	2007	Change

Operating (Loss) Income	$(20.1)	5.8
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring cost	22.7	—
add back: Depreciation & amortization	1.6	1.3

Operating Income before Depreciation & Amortization,
Gain on the Disposal of Assets, net, and Impairment of
FCC Broadcasting Licenses and Restructuring Costs	$4.2	7.1	(41%)

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Fiscal Year Ended Dec. 31,		%
(Amounts in millions)	2008	2007	Change

Operating (Loss) Income	$(408.2)	34.7
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring cost	421.1	—
add back: Depreciation & amortization	6.3	4.8

Operating Income before Depreciation & Amortization,
Gain on the Disposal of Assets, net, and Impairment of
FCC Broadcasting Licenses and Restructuring Costs	$19.2	39.5	(51%)

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended				Year Ended
	December 31,		Change		December 31,		Change
	2008	2007	$	%	2008	2007	$	%
Net revenue:
Radio	$34,976	43,152	(8,176)	(19%)	$145,421	169,573	(24,152)	(14%)
Television	5,875	3,020	2,855	95%	18,296	10,179	8,117	80%

Consolidated	$40,851	46,172	(5,321)	(12%)	$163,717	179,752	(16,035)	(9%)

Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs:
Radio	$12,626	15,094	(2,468)	(16%)	$48,032	66,580	(18,548)	(28%)
Television	(5,600)	(3,656)	(1,944)	53%	(16,047)	(12,109)	(3,938)	33%
Corporate	(2,834)	(4,371)	1,537	(35%)	(12,806)	(14,967)	2,161	(14%)

Consolidated	$4,192	7,067	(2,875)	(41%)	$19,179	39,504	(20,325)	(51%)

Depreciation and amortization:
Radio	$816	744	72	10%	$3,213	2,897	316	11%
Television	573	168	405	241%	1,595	608	987	162%
Corporate	276	394	(118)	(30%)	1,453	1,237	216	17%

Consolidated	$1,665	1,306	359	27%	$6,261	4,742	1,519	32%

(Gain) loss on the disposal of assets, net:
Radio	$7	(1)	8	(800%)	$(3)	49	(52)	(106%)
Television	(10)	—	(10)	100%	(10)	—	(10)	100%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$(3)	(1)	(2)	200%	$(13)	49	(62)	(127%)

Impairment of FCC broadcasting licenses and restructuring costs:
Radio	$20,749	—	20,749	100%	$402,243	—	402,243	100%
Television	1,865	—	1,865	100%	18,710	—	18,710	100%
Corporate	51	—	51	100%	163	—	163	100%

Consolidated	$22,665	—	22,665	100%	$421,116	—	421,116	100%

Operating (loss) income:
Radio	$(8,946)	14,351	(23,297)	(162%)	$(357,421)	63,634	(421,055)	(662%)
Television	(8,028)	(3,824)	(4,204)	110%	(36,342)	(12,717)	(23,625)	186%
Corporate	(3,161)	(4,765)	1,604	(34%)	(14,422)	(16,204)	1,782	(11%)

Consolidated	$(20,135)	5,762	(25,897)	(449%)	$(408,185)	34,713	(442,898)	(1276%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of Dec. 31,
(Amounts in thousands)	2008

Cash and cash equivalents	$32,852

Total assets	$489,267

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	312,813
Other debt	7,490

Total debt	$335,303

Series B preferred stock	$92,349

Total stockholders’ deficit	$(37,755)

Total capitalization	$389,897

	Fiscal Year Ended Dec. 31,
(Amounts in thousands)	2008	2007

Capital expenditures	$16,097	10,514

Cash refund for income taxes, net	$(57)	—